Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Paragon Offshore Limited of (i) our report dated March 7, 2014 relating to the combined financial statements of Noble Standard-Spec Business (Predecessor) at December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and (ii) our report dated March 7, 2014 relating to the balance sheet of Paragon Offshore Limited at December 31, 2013, all of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 7, 2014